UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2019 (February 21, 2019)

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1790 Hughes Landing Blvd

Suite 500

The Woodlands, TX 77380

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (832) 413-4770

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 26, 2019, Summit Midstream Partners, LP (the “Partnership”) announced several strategic initiatives through a series of related transactions, each as described below (collectively referred to as the “Transaction”).

Tioga Purchase and Sale Agreements

On February 22, 2019, Tioga Midstream, LLC, a subsidiary of the Partnership, and certain affiliates of the Partnership (collectively, “Summit”) entered into two Purchase and Sale Agreements (the “Tioga PSAs”) with Hess Infrastructure Partners LP and Hess North Dakota Pipelines LLC (collectively, “Hess Infrastructure”), pursuant to which Summit agreed to dispose of the Tioga Midstream system to Hess Infrastructure for a combined cash purchase price of $90 million, subject to adjustment as provided in the Tioga PSAs (the “Tioga Midstream Sale”). The Tioga Midstream system consists of approximately 236 miles of crude oil, natural gas, natural gas liquids and produced water gathering pipelines and associated equipment, facilities and appurtenances used for transporting hydrocarbons and produced water in Williams County, North Dakota.

Pursuant to the terms of the Tioga PSAs, Summit is eligible to earn up to $10.0 million of additional cash contingency payments from Hess Infrastructure in future periods, subject to certain future performance metrics.

The Tioga PSAs generally contain customary representations, warranties and covenants, and Summit and Hess Infrastructure have agreed to indemnify each other and their respective affiliates, officers, directors and other representatives against certain losses resulting from any breach of their representations, warranties or covenants contained in the Tioga PSAs, subject to customary limitations and survival periods. Summit also has agreed to indemnify Hess for certain specified liabilities.

The foregoing description of the Tioga PSAs is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

The Tioga Midstream Sale is expected to close on or before March 31, 2019; however, there can be no assurance that the Tioga Midstream Sale will close in the anticipated time frame or at all.

Amendment to Contribution Agreement

On February 25, 2019, the Partnership and Summit Midstream Partners Holdings, LLC (“SMP Holdings”) entered into an amendment (the “Amendment”) to that certain Contribution Agreement between SMP Holdings and the Partnership dated February 25, 2016 (the “Original Contribution Agreement”), pursuant to which the Partnership shall, as soon as reasonably practicable following the closing of transactions under the Tioga PSAs, make a cash payment of $100 million (the “2019 Prepayment”) of the remaining portion of the consideration due under the Original Contribution Agreement to SMP Holdings. Following the Amendment and the 2019 Prepayment, the Partnership shall be obligated to deliver (or cause to be delivered) to SMP Holdings $303.5 million in one or more payments over the period from March 1, 2020 through December 31, 2020, payable in (i) cash, (ii) the Partnership’s common units or (iii) a combination of cash and the Partnership’s common units (the “Remaining Consideration”). No less than 50% of the Remaining Consideration shall be paid on or before June 30, 2020 and interest shall accrue at a rate of 8% per annum on any portion of the Remaining Consideration that remains unpaid after March 31, 2020. The form(s) of Remaining Consideration to be delivered by the Partnership to SMP Holdings shall be determined by the Partnership in its sole discretion.

The Amendment shall become effective immediately following the 2019 Prepayment; however, if the Tioga PSAs are terminated prior to their closing, the Amendment shall terminate and become void.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Equity Restructuring Agreement

On February 25, 2019, the Partnership, Summit Midstream GP, LLC, the general partner of the Partnership (the “General Partner”), and SMP Holdings, the sole member of the General Partner, entered into an Equity Restructuring Agreement (the “Equity Restructuring Agreement”), pursuant to which the incentive distribution rights and the approximately 2% general partner interest in the Partnership held by the General Partner will be converted into (i) 8,750,000 newly issued common units of the Partnership and (ii) a non-economic general partner interest in the Partnership (together, the “Equity Restructuring”).

The Equity Restructuring Agreement generally contains customary representations and warranties of the Partnership, SMP Holdings and the General Partner.

The closing of the Equity Restructuring Agreement is conditioned upon, and shall be effective only upon, the closing of the Amendment, both of which are expected to occur before the end of the first quarter of 2019. Immediately following the consummation of the Transaction, SMP Holdings will own 34,604,581 common units, representing a 42.1% limited partner interest in the Partnership.

The foregoing description of the Equity Restructuring Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

The terms of the Equity Restructuring Agreement and the Amendment were approved unanimously by the conflicts committee of the Board of Directors of the General Partner, which committee consists entirely of independent directors, and by the entire Board of Directors of the General Partner (the “Board”).

Item 3.02 Unregistered Sales of Equity Securities.

The description in Item 1.01 above of the Partnership’s agreement to issue common units in connection with the Equity Restructuring is incorporated into this Item 3.02 by reference. The sale and issuance of the Partnership’s common units in connection with the Equity Restructuring will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2019, the Partnership announced that, effective as of February 21, 2019, Steven J. Newby, the President and Chief Executive Officer of Summit Midstream Partners, LLC (“Summit Investments”) and Summit Midstream GP, LLC  (collectively with Summit Investments, the “Company”), has stepped down from his positions as a director and as President and Chief Executive Officer of the Company, by mutual agreement with the Board. The decision for Mr. Newby to depart did not result from any disagreement with the General Partner or the Partnership or any of its affiliates on any matter relating to the Partnership’s operations, policies or practices. Mr. Newby’s employment with the Company will terminate effective February 28, 2019.

Effective immediately, the Board has named Leonard W. Mallett, the Company’s Executive Vice President and Chief Operations Officer, as interim President and Chief Executive Officer. Mr. Mallett will maintain his responsibilities as Chief Operations Officer and will be paid a one-time cash bonus in the amount of $100,000 for the increased duties and responsibilities that he is assuming during the interim period. In connection with his appointment as interim President and Chief Executive Officer, Mr. Mallett has also joined the Board and the Board of Directors of Summit Investments. The Board has engaged an executive recruiting firm to assist it in conducting the search for a permanent Chief Executive Officer. Mr. Mallett, age 62, has more than 35 years of industry experience. He joined the Company as Chief Operations Officer in December 2015 from Enterprise Products Partners L.P. (NYSE: EPD), where he served in various key roles from 2006 to 2015, including most recently as its Group Senior Vice President in charge of Engineering. Prior to that, Mr. Mallett served in a variety of leadership roles in operations, engineering, commercial, health and safety, sourcing and technical support for the various pipelines and related facilities owned by TEPPCO, which was ultimately purchased by EPD. During the transition period, Mr. Mallett served as interim CEO while EPD was integrating the TEPPCO business. At the Company, he has provided leadership and strategic oversight for the safe, profitable and environmentally compliant operations of the Company’s diverse midstream assets.

Item 7.01 Regulation FD Disclosure.

The information set forth in Item 1.01 is incorporated herein by reference.

On February 26, 2019, the Partnership issued a press release relating to the entry into the Transaction, the departure of Mr. Newby from his positions as director and President and Chief Executive Officer of the Company and the appointment of Mr. Mallett as interim President and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information set forth in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being  furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any of the Partnership’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such filings. The filing of this Item 7.01, including Exhibit 99.1, of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement between Meadowlark Midstream Company, LLC, Tioga Midstream, LLC and Hess North Dakota Pipelines LLC dated as of February 22, 2019.
10.2	Purchase and Sale Agreement between Meadowlark Midstream Company, LLC, Tioga Midstream, LLC and Hess Infrastructure Partners LP dated as of February 22, 2019.
10.3	Amendment to Contribution Agreement between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP dated February 25, 2019.
10.4	Equity Restructuring Agreement by and among Summit Midstream Partners, LP, Summit Midstream GP, LLC and Summit Midstream Partners Holdings, LLC dated as of February 25, 2019.
99.1	Press Release, dated February 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

		By:	Summit Midstream GP, LLC (its general partner)

Date:	February 26, 2019	/s/ Marc D. Stratton
Marc D. Stratton, Executive Vice President and Chief Financial Officer

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